Exhibit 10.19

EXECUTION VERSION

NON-EXECUTIVE CHAIRMAN AGREEMENT

This Non-Executive Chairman Agreement (this “Agreement”), is made as of August 11, 2010 (the “Effective Date”) by and between Guitar Center, Inc., a Delaware corporation (the “Company”), and Marty Albertson (the “Executive”).

WHEREAS, the Executive is currently the Company’s Chief Executive Officer and Chairman of the Company’s board of directors (the “Board”);

WHEREAS, the Executive is party to an employment agreement by and between the Company and the Executive, dated as of October 9, 2007 (the “Employment Agreement”);

WHEREAS, the Company and the Executive agree that the Executive shall continue to serve as the Chief Executive Officer of the Company until a new Chief Executive Officer of the Company has been appointed by the Board and commences service to the Company in such capacity (such date, the “Transition Date”), and that on the Transition Date the Executive will resign as the Chief Executive Officer and continue to serve the Company as the Non-Executive Chairman of the Board; and

WHEREAS, beginning on the Effective Date and ending on the Transition Date (such period, the “Transition Period”), the Executive will transition from his service as the Company’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the Company and the Executive hereby agree as follows:

1.             Term.  The Executive’s service under the terms of this Agreement shall commence on the Effective Date and continue for a period of four (4) years from the Transition Date (such period, the “Initial Term”).  Following the Initial Term, the Company may, in its sole discretion, elect to extend the Initial Term on a year-to-year basis (such period following the Initial Term, the “Renewal Term”).  Notwithstanding the foregoing, the Executive’s service under the terms of this Agreement shall immediately terminate upon (a) the Executive’s death, (b) the Executive’s Disability, (c) the Executive’s termination by the Company for Cause, or (d) the Executive’s termination by the Company without Cause, subject to Section 4(b)(i).  The period of time between the Effective Date and the termination of the Executive’s services hereunder shall be referred to herein as the “Term.”  Notwithstanding anything set forth herein to the contrary, in the event the Transition Date does not occur in calendar year 2010, then this Agreement shall terminate and expire and the Employment Agreement shall govern the terms of the Executive’s service to the Company commencing on January 1, 2011 as if this Agreement had not become effective.

2.             Transition Period.  During the Transition Period, the Executive will continue to serve as the Company’s Chief Executive Officer and Chairman of the Board on a basis substantially similar to that in effect immediately prior to the Effective Date; provided, however, that during the Transition Period the Executive shall assist in the transition of such duties to the person designated to replace the Executive as the Chief Executive Officer of the Company.  Effective upon the Transition Date, the Executive will, without the need for notice or additional documentation by either party, automatically resign (and will be deemed to have resigned) from all positions with the Company and its subsidiaries other than that of Non-Executive Chairman of the Board.  The Executive acknowledges that he may not terminate his employment for “Reasonable Justification” (as defined in the Employment Agreement) based upon or related to the appointment of a new Chief Executive Officer, the transition of duties or responsibilities in connection with such actual or prospective appointment and/or any related changes in the Executive’s duties, titles or responsibilities.

3.             Engagement.  Commencing on the Transition Date and continuing for the balance of the Term, the Company shall employ the Executive as the Non-Executive Chairman of the Board and the Executive agrees to serve in such capacity, on the terms and subject to the conditions set forth below.  In such capacity, the Executive shall (i) attend Board meetings, (ii) at the request of the Company’s Chief Executive Officer, attend key Company events and select management meetings, and represent the Company’s interests in the Company’s music education initiatives and (iii) be available for consultation with the Company’s management team.

4.             Compensation, Other Benefits and Expense.

(a)           Transition Period.  During the Transition Period, the Executive shall receive a base salary equal to $1,000,000.00 per annum and continue to receive health and welfare insurance coverage at the same level of benefits and rate of contribution as in effect immediately prior to the Effective Date.  For the 2010 fiscal year, the Company shall pay the Executive a pro-rata portion of the Executive’s actual annual bonus for the 2010 fiscal year based on actual results for such year (determined by multiplying the amount of such bonus by a fraction, the numerator of which is the number of days in 2010 before the Transition Date and the denominator of which is 365), such bonus to be paid in calendar year 2011 at the same time bonuses for such year are paid to other senior executives of the Company.

(b)           Post-Transition Period.

(i)            Initial Term.  Effective upon the Transition Date and for the remainder of the Initial Term, subject to the Executive’s continued compliance with Sections 5, 6, and 7 hereof, the Executive shall be (A) paid an annual amount of $1,000,000.00 for services to be rendered hereunder, to be paid twice monthly in accordance with the Company’s normal payroll practices, (B) entitled to continuation of the Executive’s health and welfare insurance coverage at the same level of benefits and rate of contribution as in effect for executive vice presidents of the Company, as may be in effect from time to time, (C) provided with use of an assistant and other appropriate support services that are reasonably required by the Executive in connection with his performance of services hereunder, and (D) within ten (10) days following the Transition Date, paid a lump sum amount equal to $23,000.  On or about the Transition Date, the Company shall, at the Executive’s request, transfer to the Executive title of the automobile owned by the Company that is being provided for the Executive’s use as of the Effective Date.  Except as set forth herein, the Executive shall not be eligible to participate in any other plans, programs or arrangements of the Company or its subsidiaries. Notwithstanding anything set forth herein to the contrary, in the event that during the Initial Term the Executive dies, suffers a Disability or the Company terminates the Executive’s service hereunder without Cause, subject to the Executive’s continued compliance with Sections 5, 6, and 7 hereof, the Executive shall be entitled to the following, as applicable, (I) in the event such termination occurs prior to the second anniversary of the Transition Date (the “Second Anniversary Date”), the Executive shall receive (x) an amount equal to the aggregate amount of the payments set forth in Section 4(b)(i)(A) that would have been paid to the Executive after his date of termination through the remainder of the Initial Term had such termination not occurred, payable in pro rata equal monthly installments until the Second Anniversary Date, and (II) in the event such termination occurs on or after the Second Anniversary Date, within thirty (30) days following the date of such termination, the Executive shall receive a lump sum payment equal to the aggregate amount of the payments set forth in Section 4(b)(i)(A) that would have been paid to the Executive after his date of termination through the remainder of the Initial Term had such termination not occurred.  The following examples are for illustrative purposes only.

(A)          Example 1.  If the Company terminates the Executive’s services without Cause six months after the Transition Date (i.e., prior to the second anniversary of the Transition Date), subject to his compliance with the applicable restrictive covenants, the Executive will be eligible to receive an amount equal to $3,500,000.00 (calculated as the difference between the $4,000,000.00 aggregate amount payable over the Initial Term and the $500,000.00 paid to the Executive over the six month period following the Transition Date), payable in pro rata equal monthly installments until the second anniversary of the Transition Date.

(B)           Example 2.  If the Company terminates the Executive’s services without Cause three years after the Transition Date (i.e., after the second anniversary of the Transition Date), subject to his compliance with the applicable restrictive covenants, the Executive will be eligible to receive a lump sum payment equal to $1,000,000.00 (calculated as the difference between the $4,000,000.00 aggregate amount payable over the Initial Term and the $3,000,000.00 paid to the Executive over the three year period following the Transition Date).

(ii)           Renewal Term.  During any Renewal Term, subject to the Executive’s continued compliance with Sections 5, 6, and 7 hereof, the Executive shall be (A) paid an annual amount of $300,000.00 for services to be rendered hereunder, to be paid twice monthly in accordance with the Company’s normal payroll practices, (B) entitled to continuation of the Executive’s health and welfare insurance coverage at the same level of benefits and rate of contribution as in effect for executive vice presidents of the Company as may be in effect from time to time, and (C) provided with use of an assistant and other appropriate support services that are reasonably required by the Executive in connection with his performance of services hereunder; provided, however, in the event the Executive’s service hereunder is terminated for any reason during the Renewal Term, the Company shall have no further obligation to pay or provide the benefits under this Section 4(b)(ii), other than amounts that are accrued and unpaid through the date of termination.

(c)           Treatment of Incentive Options.  In addition to the options described in Section 4(d) below, the Executive acknowledges and agrees that as of the Effective Date, the Executive holds 255,000 options (the “Options”) to purchase shares of common stock of Guitar Center Holdings, Inc. (“Holdings”) granted under the Holdings 2009 Amended and Restated Management Equity Plan (the “Plan”).  Notwithstanding anything set forth in the Plan or any agreement to the contrary, as of the Transition Date, the Executive shall forfeit 171,020 Options and the remaining 83,980 Options shall be treated as follows: (i) 49,980 Options shall be Tranche I options for purposes of the Plan with an exercise price of $63.00 per share which are vested and exercisable, (ii) 17,000 Options shall be Tranche II options for purposes of the Plan with an exercise price of $31.50 per share which are vested and exercisable, and (iii) 17,000 Options shall be Tranche III options for purposes of the Plan with an exercise price of $63.00 per share which shall vest following satisfaction of the performance-vesting component as described in the Plan (collectively, the “Continued Options”).  Subject to the Executive’s continued compliance with Sections 5, 6, and 7 hereof, the Continued Options shall continue to be held by the Executive and the Executive shall be permitted to exercise the Continued Options, subject to the satisfaction of the applicable performance-vesting component with respect to the Tranche III Options, until the stated expiration dates of such Continued Options.  Except as otherwise specifically set forth in this Section 4(c), the Continued Options shall remain subject to the terms and conditions of the Plan.

(d)           Treatment of Rollover Options.  The Executive acknowledges and agrees that as of the Effective Date, the Executive holds (i) 29,466 options with an exercise price of $15.31 per share and (ii) 181,888 options with an exercise price of $15.75 per share, in each case, to purchase shares of common stock of Holdings granted under the Holdings 2007 Management Equity Plan, all of which are vested and exercisable (collectively, the “Rollover Options”).  Prior to the Transition Date, the Executive and the Company shall agree upon the treatment of the Rollover Options.

(e)           Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(f)            Health Benefits.  During the period beginning on the date of termination of the Term and ending on the date the Executive attains the age of 65, the Executive shall be permitted to purchase medical, dental and vision coverage under the Company’s employee benefit plans. If the Company creates a program under which insurance for medical expenses not covered by Medicare is offered on a group basis, the Executive will be permitted to purchase, at cost, coverage under such a plan. This Section 4(f) shall survive any termination of the Term or this Agreement.

5.             Nondisclosure of Confidential Information.

(a)           The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Term or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or the Board or as required by law or as necessary for the Executive to enforce his rights hereunder. The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Term or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its subsidiaries which the Executive may then possess or have under his control.

(b)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with their business, including but not limited to (i) information, observations and data obtained by the Executive while performing services for the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company or any of its subsidiaries, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)           The Executive agrees, either during the Term or thereafter, that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of the Executive by any court or government agency. In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.

(d)           The Company agrees, either during the Term or thereafter, that it shall not authorize a statement that, and shall direct its executive officers to not make any public statement that, disparages or denigrates any aspect of their relationship with the Executive, nor the character of the Executive or his professional skills, whether, past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony request by any court or government agency.

6.             Inventions and Patents.

(a)           The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while providing services to the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”) belong to the Company or such subsidiary. The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its subsidiaries in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(b)           California Employee Patent Act Notification. In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., the Executive is hereby advised that Section 7(a) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by the Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its subsidiaries was used and which was developed entirely on the Executive’s own time; provided, however, that Section 7(a) shall apply if the invention, new development or method (i) relates to the Company’s or any of its subsidiaries’ actual or demonstrably anticipated businesses or research and development, or (ii) results from any work performed by the Executive for the Company or any of its subsidiaries.

7.             Non-Compete and Non-Solicitation.

(a)           The Executive acknowledges and agrees with the Company that during the course of the Executive’s involvement and/or employment with the Company, the Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

(i)            The Executive acknowledges that the Company and its subsidiaries currently conducts their business throughout the United States, including, without limitation, the areas listed on Exhibit A attached hereto (the “Territory”).  For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its subsidiaries conducts its business or has plans that have been considered by the Board to conduct its business, in either event, at the time of the Executive’s date of termination. Accordingly, during the period commencing on the Effective Date and ending on the later of (A) the last day of the Term and (B) the Second Anniversary Date (such period is referred to herein as the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in marketing, selling, renting or otherwise providing musical instruments, pro-audio equipment or related accessories to retail consumers (including, without limitation, students, schools and other educational institutions) through any means of commerce (including without limitation physical storefronts, mail order or the Internet) within the Territory (the “Line of Business”), whether for or by himself or as a representative for any other person or entity.

(ii)           Notwithstanding the foregoing, the aggregate passive ownership by the Executive of no more than two percent (2%) (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall use his reasonable best efforts to divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 7(a)(ii)) in such entity within thirty (30) days after learning that such entity has entered the Line of Business.

(b)           The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company (other than the Executive’s personal assistant or secretary) or any subsidiary to terminate his or her employment with the Company or any subsidiary or employ any such individual during his or her employment with the Company or any subsidiary and for a period of six (6) months after such individual terminates his or her employment with the Company or any subsidiary.

(c)           Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Executive. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d)           The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as a service provider to the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(e)           In the event of any violation of the provisions of this Section 7 the Executive acknowledges and agrees that the restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable restriction period shall be tolled during any period of such violation.

(f)            The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, the Executive will provide a copy of this Agreement (including, without limitation, Sections 5, 6, and 7) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 5, 6, and 7 and that the Executive will reimburse the Company, its subsidiaries and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 5, 6 and 7 if either the Company and/or its subsidiaries or affiliates prevails on any material issue involved in such dispute or if the Executive challenges the reasonability or enforceability of any of the provisions set forth in Section 5, 6 or 7.

8.             Notices.  Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to the Executive:

Marty Albertson

24351 Rolling View Road

Hidden Hills, CA 91302

If to Company:

Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, CA 91362

Attention: General Counsel

Telephone: (818) 735-8800

Telecopier: (818) 735-4923

9.             Entire Agreement.  This Agreement is expressly binding in accordance with its terms, (a) contains the complete and entire understanding and agreement of the Executive, and the Company with respect to the subject matter hereof, and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of the Executive in connection with the subject matter hereof, including, without limitation, the Employment Agreement (and the severance provisions contained therein).  Sections 5, 6, and 7 shall survive any termination or expiration of this Agreement.

10.           Tax Withholding.  All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11.           Modification or Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.  No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

12.           Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  Without limiting the generality of the preceding sentence, if at the time of enforcement of Sections 5, 6, and 7 hereof, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

13.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.           Executive’s Representations.  The Executive represents and warrants to the Company that (i) his execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) he is not, and shall not during the Term become, a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity that would prevent him from performing under this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of him, enforceable in accordance with its terms.  The Executive acknowledges and agrees that he shall not be entitled to any termination or severance pay, damages or any other payments (other than the payment of accrued base salary and as otherwise set forth in Sections 4(b) and 4(f)) in connection with the termination of either the Employment Agreement or this Agreement.

15.           Indemnification.  During the Term, the Company will provide indemnification to the Executive in his capacity as a member of the Board to the same extent as provided to other members of the Board.  Notwithstanding any other provision of this Agreement, the Company’s obligation under this Section 15 will survive the expiration or termination of this Agreement by either party for any reason.

16.           No Assignments.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 16 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

17.           Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.

18.           Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

19.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20.           Exclusive Venue; Mutual Waiver of a Jury Trial.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s service to the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s service to the Company or any affiliate of the Company, or the

Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 8 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

21.           Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

22.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Disability” means any long-term disability or incapacity which (A) renders the Executive unable to substantially perform all of his duties hereunder for one-hundred eighty (180) days during any eighteen (18)-month period or (B) would reasonably be expected to render the Executive unable to substantially perform all of his duties for one-hundred eighty (180) days during any eighteen (18)-month period, in each case, as determined by the Board (excluding the Executive) in its good faith judgment after seeking and reviewing advice from a qualified physician.

(b)           “Cause” means any termination by the Company of the Executive’s services hereunder within 90 days after the Board becomes aware of the occurrence of any of the following: (i) an act or failure to act that constitutes cause for removal of a director under applicable Delaware law, (ii) the ongoing and repeated failure by the Executive to perform his lawful duties consistent with the Executive’s position as are reasonably requested by the Board in good faith as documented in writing to the Executive (other than as a result of the Executive’s illness or Disability), (iii) the Executive’s ongoing and repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the Board and the expiration of a 30 day cure period, (iv) the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its subsidiaries or affiliates, or the conviction or plea of nolo contendere of the Executive of or to any felony, (v) the commission of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates, or (vi) a material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the provisions of Sections 5, 6, or 7 hereof, not cured within 30 days after written notice to the Executive from the Board; provided, however, that in the event of an intentional breach of the provisions of Sections 5, 6, or 7 hereof, the Executive shall not have the opportunity to cure.

*   *   *   *   *

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be duly executed and delivered on the date and year first above written.

EXECUTIVE

/s/ Marty Albertson
Marty Albertson

GUITAR CENTER, INC.

By:	/s/ Leland P. Smith
Name: Leland P. Smith
Title: EVP & Secretary

With respect to Section 4(c) and Section 4(d) only:

GUITAR CENTER HOLDINGS, INC.

By:	/s/ Leland P. Smith
Name: Leland P. Smith
Title: VP

EXHIBIT A

TERRITORY

ALABAMA:

Mobile metropolitan area

Birmingham metropolitan area

Montgomery metropolitan area

ARIZONA:

Phoenix/Mesa metropolitan area

Tucson metropolitan area

ARKANSAS:

Little Rock/North Little Rock metropolitan area

Fayetteville metropolitan area

CALIFORNIA:

Los Angeles/Ventura County metropolitan areas

Orange County metropolitan areas

San Diego County metropolitan areas

San Francisco/Alameda/Contra Costa/Marin/San Mateo County / San Jose metropolitan areas

San Bernardino/Riverside County metropolitan area

Bakersfield metropolitan area

Fresno metropolitan area

Sacramento/Yolo metropolitan area

Modesto metropolitan area

Salinas / Gilroy metropolitan area

Visalia metropolitan area

COLORADO:

Denver/Boulder/Greeley metropolitan area

Colorado Springs metropolitan area

Fort Collins metropolitan area

Pueblo metropolitan area

CONNECTICUT:

Hartford metropolitan area

New Haven metropolitan area

New London metropolitan area

DISTRICT OF COLUMBIA:

Washington, D.C. metropolitan area

FLORIDA:

Miami metropolitan area

Ft. Lauderdale/Hollywood metropolitan area

Orlando metropolitan area

Tampa Bay metropolitan area

Lakeland/Winter Haven metropolitan area

Fort Meyers/Cape Coral metropolitan area

Jacksonville metropolitan area

Tallahassee metropolitan area

Pensacola metropolitan area

West Palm Beach / Boca Raton metropolitan area

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GEORGIA:

Atlanta metropolitan area

IDAHO:

Boise metropolitan area

ILLINOIS:

Chicago/Gary/Kenosha metropolitan area

Peoria/Pekin metropolitan area

Rockford metropolitan area

INDIANA:

Indianapolis metropolitan area

South Bend metropolitan area

Gary metropolitan area

Evansville metropolitan area

Fort Wayne metropolitan area

Terre Haute metropolitan area

IOWA:

Cedar Rapids metropolitan area

Davenport / Moline / Rock Island metropolitan area

Des Moines metropolitan area

KANSAS

Kansas City metropolitan area

Wichita metropolitan area

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KENTUCKY

Lexington metropolitan area

LOUISIANA:

New Orleans metropolitan area

Baton Rouge metropolitan area

MAINE

Portland metropolitan area

MARYLAND:

Washington DC / Baltimore metropolitan area

MASSACHUSETTS:

Boston/Worcester/Lawrence metropolitan area

MICHIGAN:

Detroit/Ann Arbor/Flint metropolitan area

Kalamazoo/Battle Creek metropolitan area

Saginaw/Bay City/Midland metropolitan area

Grand Rapids/Muskegon/Hollan metropolitan area

MINNESOTA:

Minneapolis/St. Paul metropolitan area

MISSISSIPPI:

Jackson metropolitan area

MISSOURI:

St. Louis metropolitan area

Kansas City metropolitan area

Springfield metropolitan area

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NEBRASKA:

Lincoln metropolitan area

NEVADA:

Las Vegas metropolitan area

Reno metropolitan area

NEW HAMPSHIRE:

Nashua metropolitan area

NEW JERSEY:

Philadelphia / Wilmington / Atlantic City metropolitan area

New York / Northern New Jersey / Long Island metropolitan area

NEW MEXICO:

Albuquerque metropolitan area

NEW YORK:

Buffalo/Niagara Falls metropolitan area

New York City / Northern New Jersey / Long Island metropolitan area

Rochester metropolitan area

Albany/Schenedtady/Troy metropolitan area

Syracuse metropolitan area

Binghamton / Johnson City metropolitan area

NORTH CAROLINA:

Charlotte/Gastonia/Rock Hill metropolitan area

Raleigh/Durham/Chapel Hill metropolitan area

Greensboro metropolitan area

5

OHIO:

Cincinnati/Hamilton metropolitan area

Cleveland/Akron metropolitan area

Columbus metropolitan area

Toledo metropolitan area

Dayton metropolitan area

Youngstown metropolitan area

OKLAHOMA:

Oklahoma City metropolitan area

Tulsa metropolitan area

OREGON:

Portland/Salem metropolitan area

Medford/Ashland metropolitan area

Eugene/Springfield metropolitan area

PENNSYLVANIA:

Philadelphia/Wilmington metropolitan area

Pittsburgh metropolitan area

Harrisburg/Lebanon/Carlisle metropolitan area

Allentown metropolitan area

Lancaster metropolitan area

Scranton metropolitan area

RHODE ISLAND:

Providence/Fall River/Warwick metropolitan area

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SOUTH CAROLINA:

Greenville metropolitan area

Charleston metropolitan area

SOUTH DAKOTA:

Sioux Falls metropolitan area

TENNESSEE:

Knoxville metropolitan area

Memphis metropolitan area

Nashville metropolitan area

Chattanooga metropolitan area

TEXAS:

Dallas/Ft. Worth metropolitan area

Houston metropolitan area

Austin/San Marcos metropolitan area

Corpus Christi metropolitan area

Amarillo metropolitan area

Beaumont metropolitan area

Brownsville metropolitan area

El Paso metropolitan area

Laredo metropolitan area

Lubbock metropolitan area

McAllen metropolitan area

San Antonio metropolitan area

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Killeen / Temple metropolitan area

UTAH:

Salt Lake City / Ogden metropolitan area

VIRGINIA:

Norfolk/Virginia Beach/Newport News metropolitan area

Washington, D.C. / Baltimore metropolitan area

Richmond/Petersburg metropolitan area

WASHINGTON:

Seattle/Tacoma/Bremerton metropolitan areas

Spokane metropolitan area

WISCONSIN:

Milwaukee/Racine metropolitan area

Madison metropolitan area

Appleton metropolitan area

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